UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SJW GROUP
(Name of Registrant as Specified In Its Charter)

CALIFORNIA WATER SERVICE GROUP
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1) Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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This filing contains certain slides used in and excerpts from the transcript to California Water Service Group’s (“California Water”) earnings call on July 26, 2018 relating to California Water’s all-cash proposal to acquire SJW Group (“SJW”).

Forward-Looking Statements

This filing and the following documents contain forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about California Water, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the failure to consummate the proposed transaction with SJW upon the terms set forth in California Water’s Acquisition Proposal; governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as our Annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission. California Water assumes no obligation to provide public updates of forward-looking statements except to the extent required by law.

Important Additional Information

On May 31, 2018, California Water filed a definitive proxy statement with the Securities and Exchange Commission (the “Definitive Proxy Statement”) to solicit proxies in opposition to resolutions related to the pending merger between SJW and Connecticut Water Service, Inc. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. All such documents, if filed, would be available free of charge at the Securities and Exchange Commission’s website (www.sec.gov) or by directing a request to Innisfree M&A Incorporated at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Participants in the Solicitation

California Water, its directors and certain of its officers and employees may be deemed to be participants in any solicitation of SJW stockholders in connection with the proposed transaction between California Water and SJW. Information about such participants, and a description of their direct or indirect interests, by security holdings or otherwise, is included in the Definitive Proxy Statement.

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SJW Update: Reaffirming Our Commitment 1 March 14, 2018 SJW and CTWS announce agreement to merge in all-stock transaction 1 April 4, 2018 California Water sends letter to SJW Board of Directors with an all-cash acquisition proposal for $68.25 per share 2 April 25, 2018 SJW informs California Water that the SJW board rejected the proposal on April 13, 2018 3 April 26, 2018 California Water sends letter to SJW Board of Directors reiterating all-cash acquisition proposal for $68.25 per share 4 May 31, 2018 California Water files definitive proxy materials with the SEC 5 2 3 4 5 Mar 1 Apr May June July We remain confident this common-sense combination would create significant value for California Water and our stockholders. 6 June 7, 2018 California Water launches tender offer to acquire all outstanding shares of SJW 6

Summary Focus is on the 2018 California Rate Case filing On track to invest $200-$220 million in water system infrastructure in 2018 to provide safe, reliable service to our customers Company remains committed to pursuing SJW acquisition Common-sense combination would create opportunities for stockholders, customers, and employees Combined company would benefit from economies of scale and greater access to capital to help us further drive our growth strategy We expect the transaction would be accretive to earnings and deliver meaningful cost synergies We also believe that the continued investment in our rate base would drive long-term EPS growth and support steady growth in our dividend 2

The following excerpts are from the transcript of California Water’s Q2 2018 earnings call held on July 26, 2018.

[…]

Martin A. Kropelnicki - California Water Service Group - President, CEO & Director

Thank you, everyone, good morning. You have the deck. I’m going to start off just briefly talking about page 6 to reaffirm our commitment to the San Jose Water offer that we put forth on March 14 of this year. First and foremost, we’re confident in the superior value that our offer sets forth for all SJW stockholders. One of the things that has changed, since our last meeting is on June 7th of 2018 of this year, we launched a tender offer for SJW shares. A couple of things to point out, first and foremost, we cannot compete — complete the tender offer without CPUC approval and we need SJW’s collaboration in order to do that. The second thing is, we had to extend the tender offer deadline to September 26 in light of San Jose Water’s unwillingness to cooperate with us in the regulatory process and in their delay in calling the special meeting to vote on the Connecticut Water deal. Having said that, we’ve had positive feedback on our tender offer. We haven’t seen a significant number of shares. I mean, shares are coming in, but we haven’t seen a significant number of shares coming in yet, that’s because in reality shareholders will typically tender in the final days of an offer once regulatory clearances have been made and we’re otherwise ready to close.

Having said that, we remain very confident in this commonsense combination and believe it will create significant value for both the Cal Water and the San Jose Water stockholders and we will move forward with our tender offer as planned.

[…]

Thomas F. Smegal - California Water Service Group - VP, CFO & Treasurer

So flipping to Slide 9, our financial highlights. The major factors involved in our second quarter earnings decrease, business development costs of $3.6 million, primarily the focus on the SJW offer and all the things surrounding that, that is the bulk of the business development costs for the quarter. We did see a decrease in revenue for the quarter from the California cost of capital decision, if you recall, we discussed that on the last call, $1.7 million of reduction to revenue there. We also had changes in our expenses for the quarter that are pretty typical of our industry and what you would expect to see from us increases in depreciation and amortization due to more capital investment over the years, increase in wages, increase in maintenance costs and increase in interest expense, which is also related to the CapEx. Those are offset partially by $4.5 million of revenue from general rate increases. If you recall at the beginning of the year we did receive a step rate increase, the second year of our California General Rate Case.

[…]

Martin A. Kropelnicki - California Water Service Group - President, CEO & Director

Looking at Page 22. Just a brief summary, obviously, what we are look — working on for the rest of the year, focus is on the 2018 General Rate Case. Thousands of hours go into prepare this rate case and thousands of hours are burnt in — during the process with the California Public Utilities Commission. So it’ll remain our key focus for the rest of this year. As Tom mentioned, we’re on track to invest between $200 million and $220 million in water infrastructure during 2018, which enables us to continue to provide safe, reliable water service to our customers. And then lastly, we remain committed to pursuing the San Jose water acquisition. We believe that the commonsense combination creates opportunities for all stockholders, customers and employees, that the combined company would benefit from economies of scale from our customers that we serve in the Bay Area, we serve approximately 400,000 people in the Bay Area with centers around the SJW service area. So we think there are great economies of scale to be had here and greater access to capital being a large company that helps drive our growth strategy.

In addition, we expect this transaction would be accretive to earnings and deliver meaningful costs synergies through the reduction of key corporate costs, again, which is 2 public companies, 2 boards of directors, 2 sets of officer teams, 2 public company audits and there’s a cost savings there that would be beneficial for all the ratepayers as well. And we also believe that the continued investment in our rate base would drive long-term earnings per share growth and support steady growth of our dividend, which we’ve had a long history of being able to increase our dividend.

[…]

David Francis Katter - Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst

First on the — there’s debt costs in the quarter. Do you have any side on that moving forward or how should we think about modeling that for the balance of the year?

Martin A. Kropelnicki - California Water Service Group - President, CEO & Director

Right now, I would anticipate that cost, if we go kind of cycle here in this process, it was probably about $6 million. The bulk of the cost is associated with SEC filings. Obviously, we had to file a proxy statement than we had to modify it for a tender offering. So events like that eat up a lot of legal time. So where — it just depends on kind of what the next steps are with San Jose Water and their willingness to engage with us. If it’s on the sooner side it’s going to be cheaper, if it’s on the longer side it gets thrown out because we have to keep a team warm ready to go, we can get to that point where we can consummate a transaction. So right now we would anticipate probably about $6 million total for the year.

David Francis Katter - Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst

Understood. And now as you’re talking about the process, what are the kind of next dates we should look for or next developments that will give us more clarity on how long the entire process might take?

Martin A. Kropelnicki - California Water Service Group - President, CEO & Director

Yes. I think the big thing to look for is the San Jose Water vote on the Connecticut merger. And what’s going to be the outcome of that merger, does it get approved or do the shareholders shoot it down. That will be a thing to watch for and we do not have the date, at least, we haven’t seen as of this morning that they have called for that shareholder vote. And so I don’t think you would do it in August. August is a pretty slow month from a capital market perspective. But could be September, could be October. And so that is clearly out of our control that’s purely speculation on my part. But I think, you want to watch and see when that vote happens for the Connecticut SJW merger.

Thomas F. Smegal - California Water Service Group - VP, CFO & Treasurer

And David, the other thing to mention is that, the recent development was that San Jose was asked to participate in an investigation at the California Public Utilities Commission. The Commission is looking at whether they should weigh in on the merger between San Jose and Connecticut, that is scheduled to go forward here starting in August, and so you’ll start to see some points of interest along the line of that case, I would suspect.

[…]

Martin A. Kropelnicki - California Water Service Group - President, CEO & Director

I want to thank, everyone, for your time today and sticking with us. Certainly, you have any questions, feel free to give us a call we’ll be here today doing calls. And we’ll look forward to sharing with you other results of the third quarter. The third quarter is always our busiest quarter of the year. So as we move into the third quarter, things will be busy between the General Rate Case and SJW and it’s our busiest quarter, we’re going to be pretty hedge down getting through this quarter and racing into year-end. So thank you for your continued support, and we will talk to you next quarter. Bye-bye.

[…]